Exhibit 99.1

Moleculin Biotech Reports Second Quarter 2026 Financial Results and Highlights Continued Advancement of Pivotal MIRACLE Trial

-    Positive interim MIRACLE data showed complete remission rates three times higher than control in relapsed/refractory AML

-    MIRACLE trial advancing toward planned 90-patient enrollment milestone in September 2026 with the unblinded efficacy readout in December 2026 to February 2027 timeframe

-    MIRACLE trial Part B initiation expected in the first half of 2027 following optimal dose selection

-    Cash position, including $9.3 million raised after quarter-end, expected to fund operations into the first quarter of 2027

-    Absence of cardiotoxicity continues in the MIRACLE trial

HOUSTON, August 14, 2026 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today reported financial results for the second quarter ended June 30, 2026, and highlighted continued progress in its pivotal Phase 2/3 MIRACLE trial evaluating Annamycin in relapsed or refractory acute myeloid leukemia (AML).

Moleculin continues to advance the pivotal Phase 2/3 MIRACLE trial following positive preliminary unblinded efficacy results from the first 45 patients enrolled in Part A, which showed complete remission rates at least three times greater than the control arm. Enrollment remains on track to reach the 90-patient milestone in September with the data readout in the December 2026 to February 2027 timeframe. These data are expected to support selection of the optimal Annamycin dose and the planned initiation of Part B in the first half of 2027.

Walter Klemp, Chairman and Chief Executive Officer of Moleculin, commented, “In addition to the positive interim MIRACLE results, we are just as excited by the feedback we are receiving from investigators about Annamycin and their enthusiasm for participating in the study. Their response reflects both the significant unmet need in relapsed or refractory AML and growing recognition of Annamycin’s potential, with its encouraging data generated to date and differentiated cardiac safety profile, to play an important role in the treatment landscape. As we advance toward the 90-patient milestone and next unblinded efficacy readout, this strong investigator engagement adds to our confidence in the program and the potential for Annamycin to meaningfully improve outcomes for patients.”

Recent Highlights

●

Reported positive interim results from the Phase 2/3 MIRACLE trial, with both Annamycin treatment arms demonstrating complete remission (CR) rates at least three times higher than the control arm in patients with relapsed or refractory AML. The interim analysis demonstrated a clear efficacy advantage for both Annamycin treatment arms, 190 mg/m² plus cytarabine and 230 mg/m² plus cytarabine, over the cytarabine control arm. CR reached 43% and 36% in the respective Annamycin cohorts, compared with 12% for control, while composite complete remission (CRc) reached 50% and 57%, respectively, versus 29% for the control arm. The n=45 population contained 75.6% over 60 years of age, 55.6% 7+3 and 31.1% venetoclax regimens for first line (1L) therapies.

●	Announced independent market research indicating strong physician intent to prescribe Annamycin based on its potential efficacy, transplant-bridging potential and favorable cardiac safety profile.
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Presented data at the 2026 ASCO Annual Meeting demonstrating no detectable cardiotoxicity with Annamycin despite cumulative exposure levels exceeding conventional anthracycline limits, further supporting its differentiated safety profile.

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Chairman and Chief Executive Officer Walter Klemp discussed the positive preliminary MIRACLE interim results during a Virtual Investor "What This Means" segment, providing additional context on the Company's clinical progress and anticipated next milestones.

●	Enrollment continued in Part A of the MIRACLE trial, with more than 80% of the planned 90 patients enrolled as of the interim analysis.
●

Cash on hand and cash equivalents as of June 30, 2026, together with $9.3 million in financing proceeds raised subsequent to the quarter, expected to support planned operations into the first quarter of 2027.

Clinical Development Update

Annamycin - MIRACLE Trial

Moleculin continues to advance the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial, a pivotal adaptive-design Phase 2/3 study evaluating Annamycin in combination with cytarabine (AnnAraC) for the treatment of adults with relapsed or refractory acute myeloid leukemia.

During the second quarter, the Company reported positive preliminary unblinded efficacy results from the first 45 patients enrolled in Part A of the trial. Both Annamycin treatment arms demonstrated substantially higher complete remission rates than the control arm, while maintaining the encouraging safety profile previously observed in clinical studies. Activity in the MIRACLE trial continues to demonstrate no evidence of cardiotoxicity. The Company continues to enroll patients in Part A and expects to use these data to select the optimal dose for advancement into Part B.

Expected Milestones for the Annamycin Development Program

●	September 2026: Completion of enrollment in Part A of MIRACLE
●	December 2026 to February 2027 timeframe: MIRACLE – data unblinding for Part A 90 subjects completed
●	2H 2026: Atlantic Health pancreatic cancer clinical trial begins
●	1H 2027: MIRACLE – Start of Part B
●	2027: Begin 3rd line R/R AML subject trial
●	2027: Begin pediatric AML clinical study
●	2028: End recruitment of Part B

●	2028: Primary efficacy data for MIRACLE 2nd line subjects
●	2028: Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE
●	2029: NDA submission complete

Additional Pipeline Programs

Moleculin continues to support development activities for WP1066 through investigator-sponsored and externally funded studies, while maintaining its focus on advancing Annamycin as the Company's lead clinical program.

Second Quarter 2026 Financial Results

Research and development expenses were $5.5 million and $3.6 million for the three months ended June 30, 2026 and 2025, respectively. The increase of $1.9 million is mainly related to the MIRACLE clinical trial of $1.1 million, additional nonclinical studies of $0.4 million, and $0.4 million in other research costs during the current quarter as compared to the prior year quarter.

General and administrative expenses for the quarter ended June 30, 2026 were approximately $2.1 million, compared with approximately $2.1 million for the same period in 2025.

As of June 30, 2026, the Company had cash and cash equivalents of approximately $7.3 million. Management believes that its cash on hand and cash equivalents as of June 30, 2026, together with $9.3 million in financing proceeds raised subsequent to the quarter, will support planned operations into the first quarter of 2027.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical-stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation, highly efficacious and well-tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive-design Phase 2/3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA and the EMA, the Company believes it has substantially de-risked the development pathway toward a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the progress and outcome of clinical trials, including the continued recruitment, treatment, and receipt of the unblinded data for the 90 subjects in Part A of the MIRACLE clinical trial as described, the interpretation of preliminary blinded data and subgroup analyses, the potential for regulatory approval for Annamycin, the timing of future milestones, the Company’s expectations regarding its cash runway and the sufficiency of its capital resources to fund planned operations into the first quarter of 2027, and the Company’s ability to secure necessary financing. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$7,262	$8,878
Prepaid expenses and other current assets	1,461	808
Total current assets	8,723	9,686
Intangible assets	11,148	11,148
Other non-current assets	900	900
Operating lease right-of-use asset	254	314
Furniture and equipment, net	62	78
Total assets	$21,087	$22,126

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$9,313	$6,854
Total current liabilities	9,313	6,854
Operating lease liability - long-term, net of current portion	147	222
Warrant liability - long term	40	44
Total liabilities	9,500	7,120
Total stockholders' equity	11,587	15,006
Total liabilities and stockholders' equity	$21,087	$22,126

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development	5,450	3,600	10,828	7,036
General and administrative	2,103	2,091	4,591	4,568
Depreciation and amortization	8	29	16	59
Total operating expenses	7,561	5,720	15,435	11,663
Loss from operations	(7,561)	(5,720)	(15,435)	(11,663)
Other income:
Gain (loss) from change in fair value of warrant liability	(7)	(560)	10,763	(560)
Transaction costs allocated to warrant liabilities	(2)	(1,207)	(695)	(1,207)
Loss on issuance of warrant liabilities	-	(10,352)	(15,158)	(10,352)
Other income, net	13	4	88	13
Interest income, net	(78)	26	(43)	56
Net loss	$(7,635)	$(17,809)	$(20,480)	$(23,713)
Warrant deemed dividend	(329)	-	(2,094)	-
Net loss available to common stockholders	$(7,964)	$(17,809)	$(22,574)	$(23,713)
Net loss per common share - basic and diluted	$(1.40)	$(28.68)	$(4.60)	$(47.61)
Weighted average common shares outstanding - basic and diluted	5,680,717	621,056	4,906,899	498,087